UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009

WIND ENERGY AMERICA INC.

(formerly Dotronix, Inc.)

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 100

Eden Prairie, MN 55344

(Address of Principal Executive Offices)(Zip Code)

(952) 746-1313

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Resignation and Appointment of Director

Effective September 24, 2009, Rory Artig resigned as a director of Wind Energy America Inc. (the “Company”), and concurrently Constantine Buzunis was appointed by the Board of Directors of the Company to replace Mr. Artig. Mr. Buzunis will serve as a director of the Company until his successor is elected or appointed and shall qualify. Mr. Artig was granted 50,000 shares of restricted common stock for his past services as a director. In consideration for his agreement to serve as a director of the Company, Mr. Buzunis was granted 250,000 shares of restricted common stock and a five-year warrant to purchase an additional 250,000 common shares exercisable at the public market price per share at the date of grant.

Constantine Buzunis is a Senior Litigator with the San Diego law firm of Neil, Dymott, Frank, McFall & Trexler. Since joining Neil Dymott in 1986, Mr. Buzunis has specialized in general civil litigation including personal injury, premises and product liability, construction accidents and defects, and other tort liability areas. His extensive professional legal experience includes serving terms on the California State Bar Board of Governors, President and Director of the California Young Lawyers Association, and Director and Secretary of the San Diego Defense Lawyers Association. Mr. Buzunis is admitted to practice law in state and federal courts of California and Michigan, the federal Ninth Circuit Court of Appeals, and the U.S. Supreme Court. He is also a member of the Board of Directors of Gulf & Pacific Equities Corp., a publicly-traded Canadian Real Estate Investment Trust (REIT).

Item 8.01  Other Information

In recognition of past extensive work and accomplishments on behalf of the Company, on September 24, 2009 the Board of Directors of the Company granted its key management persons five-year warrants to purchase a total of 8,500,000 shares of common stock of the Company exercisable at the public market price per share at the date of grant, including 2,500,000 shares apiece for Robert O. Knutson, Steven A. McMichael and Darrel Kluge and l,000,000 shares for Robert A. Williams. Concurrently, the Board of Directors of the Company also granted its current Chairman, Donald Blakstad, a five-year warrant to purchase 10,000,000 common shares exercisable at the public market price per share at the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2009	Wind Energy America Inc.

	By:	/s/ Robert O. Knutson
Robert O. Knutson, Managing Director